Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

1.	General Principles

The purpose of this code is to describe our standards of ethics and business conduct.

It is the intent of Applied DNA Sciences, Inc. (the Company) to conduct its business with integrity and ethics which applies to all employees, officers and directors.

It is the intent of Applied DNA Sciences, Inc. (the Company) to conduct its business with integrity and ethics which applies to all employees, officers and directors. As representatives of the Company, we should each be personally committed to demonstrating a high standard of business conduct. This includes obeying the spirit and letter of all applicable laws and regulations and avoiding activities that may be, or appear to be, illegal, unethical or improper.

2.	Compliance with Laws and Company Code of Business Conduct and Ethics

All company employees, officers and directors are expected and directed to comply with all laws and the Company’s Code of Business Conduct and Ethics (the Code).

Each employee, officer and director has an obligation to behave according to ethical standards that comply with the Company’s policy provided in this Code, as well as the letter and spirit of applicable laws, rules and regulations. It is everyone’s responsibility to know and understand legal and policy requirements as they apply to his or her Company responsibilities.

3.	Accuracy of Company Records

Each officer and employee must help maintain the integrity of the Company’s financial and other records.

Management, directors, audit committee members, shareholders, creditors, governmental entities and others depend on Company’s business records for reliable and accurate information. The Company’s books, records, accounts and financial statements must appropriately and accurately reflect the Company’s transactions and conform to applicable legal requirements and the Company’s system of internal controls. In particular, the Company is committed to fair, accurate, timely and understandable disclosure in all reports filed with the Securities and Exchange Commission (SEC) and in other public communications, and each person subject to this Code is required to provide truthful and timely information in support of this commitment.

4.	Securities Trading Policies

Company’s Policy on Insider Trading and Disclosure.

Never trade securities on the basis of confidential information acquired in the course of your Company duties or while you are at the workplace.

There are times when employees, officers or directors possess information about the Company, its

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subsidiaries or affiliates or about a company with which the Company does business that is not known to the investing public. Such insider information may relate to, among other things, strategies, plans of the Company. new products or processes, mergers, acquisitions or dispositions of business or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.

If any information is of the type that a reasonable investor would consider important in reaching an investment decision, the Company employee, officer or director who possesses such information must not buy or sell Company securities, nor provide the information to others, until such information becomes public. Use of material, non-public information in the above manner is not only unethical, but also illegal. An employee, officer or director who is unsure how the law applies in a given instance should seek guidance before he or she trades. Each officer, director and employee shall at all times comply with the Company’s policy on Insider Trading and Disclosure and all applicable laws.

5.	Contact with Government Officials

The Company complies with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials.

Bribery, kickbacks or other improper or illegal payments have no place in the Company’s business. In addition, information provided to governments must be accurate and interactions with government officials must be honest and ethical. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.

Before doing business with foreign, national, state or local government, an employee or officer must know the applicable rules. An employee who is in doubt should not interpret the rules by him or herself, but should discuss the matter with his or her supervisor or an Executive Vice President.

6.	Conflicts of Interest

Each employee, officer and director must avoid any situation in which his or her personal interests conflict with or interfere with the Company’s interests.

Each employee and officer owes the Company a duty of loyalty. Employees and officers must make business decisions solely in the best interests of the Company. Conflicts may arise when an employee or officer receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information. A conflict situation can also arise when an employee or officer takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For that reason, all employees and officers must exercise great care not to allow their personal interests to potentially conflict with the Company’s interests.

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Employees, officers or directors having any pre-existing financial interest, including but not limited to equity and debt ownership, in a transaction between the Company and a supplier, partner or customer (including, for example, an indirect interest through a relative or significant other), must disclose that interest and that interest must be approved in writing by the Company’s Compliance Officer. For any future or pending financial interests, employees and officers must notify and request approval from the Company’s Compliance Officer.

Each employee, officer and director shall act with honesty and integrity, avoiding conflicts of interest between personal and professional relationships. The following is a non-exhaustive list of examples of prohibited conflicts of interest for employees and officers of the Company.

●	Selling competitive services, consulting with or employment in any capacity with a competitor, supplier or customer of the Company.
●	Having a substantial equity, debt, or other financial interest in any supplier or customer.
●	Having a financial interest in any transaction involving the purchase or sale by the Company of any product, material, equipment, services or property.
●	Misusing the Company’s confidential or proprietary information, including the unauthorized disclosure or use of such information.
●	Taking, misappropriating or using materials, equipment or other assets of the Company for any unauthorized or undisclosed purpose.
●	Receiving loans or guarantees of obligations from the Company without Board of Director authorization.

The following applies to directors:

●	Policy. A director owes certain fiduciary duties, including the duties of loyalty, diligence, and confidentiality, to the Company, which require that a director act in good faith on behalf of the Company and to exercise the powers conferred in the Company’s and its shareholder’s interest and not for their own or others’ interest.
●	Disclosure. A director shall promptly disclose to the Company’s board of directors (the Board) any personal or outside interest, relationship or responsibility (financial, professional or otherwise) held by the director with respect to any potential or actual transaction, agreement or other matter which is or may be presented to the Board for consideration, even if such interest, relationship or responsibility has otherwise generally been disclosed to the Company or the Board.
●	Board Action. For any potential conflict, the Board, with the abstention of the interested director, may decide whether such director may participate in any reporting, discussion or vote on the issue that gave rise to the potential conflict. The Company shall withhold any information on such issues from the Board materials distributed to the applicable director and take all such other action necessary to effectuate this policy.

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●	Recusal. Any director with such an interest, relationship or responsibility which conflicts with the interest of the Company or its shareholders, shall recuse himself or herself from any reporting, discussions and vote on the issue that gave rise to the conflict and, if necessary, from the Board meeting, or applicable part thereof.
●	Resignation. In circumstances where a director has a significant, ongoing and irreconcilable conflict, and where such personal or outside interest, relationship or responsibility significantly impedes the director’s ability to carry out his or her fiduciary responsibility to the Company, resignation from the Board or the conflicting interest may be appropriate and/or required.

7.	Political Contributions and Related Policies

Generally, Company funds or resources may not be used to make a political contribution to any political candidate or political party.

Exceptions to the basic policy are allowed only where such contributions are permitted by law such as through a bona fide Political Action Committee. Company policy does not permit the use of any Company facilities or resources by employees, officers or directors for political campaigning, political fundraising or partisan political purposes. A decision by an employee, officer or director to contribute any personal time, money or other resources to a political campaign or political activity must be totally voluntary.

8.	Business Courtesies and Gratuities

The Company’s policy is not to offer or accept kickbacks or bribes, or gifts of substantial value.

Company employees, officers and directors may only exchange non-monetary and modestly valued gifts that promote goodwill with our business partners and do not improperly influence others. We will accept only approved and widely available discounts and do not encourage, accept or exchange gratuities or payments for providing services to others.

Business courtesies such as meals, transportation and entertainment provided to a customer must be modest in amount and related to a legitimate business purpose (e.g., explanation or demonstration of Company products, application of products, service capabilities, or training). Such courtesies must not violate the law, regulations, or reasonable customs of the market place. If you have any questions about whether any business courtesies, gratuities or gifts are inappropriate, please contact your supervisor or an Executive Vice President.

9.	Company Opportunities

Do not use a Company opportunity for personal gain.

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited (without the specific consent of the Board or an appropriate committee thereof) from (1) taking for themselves personally opportunities that are discovered through the use of Company property, information or their position,

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(2) using Company property, information or their position for personal gain, or (3) competing with the Company directly or indirectly.

10.	Intellectual Property and Confidential Information

The Company invests substantial resources in developing proprietary intellectual property and confidential information.

Confidential information is information that is not generally known or readily available to others. It includes non-public information that might be of value to competitors if it were disclosed. It must not be shared with others outside the Company except pursuant to approved business relationships or when required by law. Confidential information includes, but is not limited to, intellectual property and trade secrets, contents of proposals, business plans, marketing and sales programs, customer and prospective programs, customer information and lists, pricing and policies, financial information not otherwise disclosed, and any other information which the Company deems confidential. All information from a client and all data produced for a client is strictly confidential.

Every Company employee, officer and director is obligated to protect the Company’s confidential information as well as that of its customers, suppliers and third parties who disclose information to the

Company in confidence. Company employees, officers and directors must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an authorized supervisor or officer of the Company and following an appropriate grant of rights from such third party.

11.	Protection and Proper Use of Company Assets

Our shareholders trust us to manage Company assets appropriately.

Collectively, employees, officers and directors have a responsibility for safeguarding and making proper and efficient use of the Company’s assets. Each of us has an obligation to protect the Company’s property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that Company equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized, and to protect all tangible and intangible Company property.

12.	Fair Dealing with Competitors, Customers and Suppliers

Respect the rights of customers and suppliers.

The Company’s success depends on building productive relationships with our customers and suppliers based on integrity, ethical behavior and mutual trust. In addition, customers have individual needs and expectations representing unique opportunities for mutual success.

The Company bases its supplier relationships on fundamental concepts of integrity, fairness, and mutual respect.

The Company strives to outperform its competition fairly and honestly. The Company seeks and develops competitive advantages through superior performance, not through unethical or illegal business practice. Each Company employee, officer and director should endeavor to deal fairly with the

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Company’s customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing.

13.	Personal Behavior in the Workplace

The Company is committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.

The Company strives to enhance and support the diversity of its employee group. All are expected to deal with each other in an atmosphere of trust and respect in a manner consistent with the Company’s core values and comply with all policies disseminated by the Company covering such behavior.

14.	Public Disclosure of Code and Waivers

Waivers to the Code granted only by Board of Directors.

The existence and content of this Code will be disclosed to shareholders and may be available on the Company’s website. It is expected that waivers of this Code rarely, if ever, would be acceptable. Any waiver of a provision of this Code for executive officers or directors may be granted only by the Board, with only the independent members voting, and such waiver must be promptly disclosed to shareholders.

15.	Accountability for Adherence to the Code

Violations may lead to Termination.

Each employee, officer and director must accept responsibility for adherence to this Code. Violations of this Code may lead to serious sanctions including, for an employee, discipline up to and including immediate termination, at the sole discretion of the Company. The Company may, in addition, seek civil recourse against an employee, officer or director and/or refer alleged criminal misconduct to law enforcement agencies.

16.	Reporting Suspected Illegal or Unethical Behavior

The Company maintains an open door policy and an anonymous method for employees to raise concerns and to encourage the reporting of suspected violations of law or this Code without fear of retribution or retaliation.

If you have questions about an ethical situation, you are encouraged to talk with your supervisor about any behavior you believe may be illegal or unethical. You will be assured confidentiality, to the limit of the law. If you do not feel it is appropriate to discuss the issue with these persons, you can report concerns or potential violations anonymously by sending an anonymous letter addressed to the Company.

It is against the Company’s policy to retaliate against any employee, officer or director for good faith reporting of violation of this Code. If you feel you have been retaliated against for raising your good faith reporting, you should immediately contact your supervisor.

17.	Coordination with Other Company Policies

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All other Policies remain in effect.

The provisions of this Code are in addition to, and do not modify, replace or supersede, the Company’s other policies or procedures including, but not limited to the Company’s other statements of policy or procedure, whether written or oral.

Additionally, this Code is not intended to be and does not constitute a contract of employment between the Company and its employees. If you are an employee and do not have an Employment Agreement with the Company, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason, with or without prior notice. Conversely, the Company has the same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.

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ACKNOWLEDGEMENT

I have read, understand, and agree to comply with the foregoing policies, rules, and conditions governing Applied DNA Sciences, Inc. Code of Business Conduct and Ethics. Furthermore, I understand that this policy can be amended at any time.

Employee Signature                                                                                        Date:

Print Name

Please sign and keep this acknowledgement for your records.

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ACKNOWLEDGEMENT

I have read, understand, and agree to comply with the foregoing policies, rules, and conditions governing Applied DNA Sciences, Inc. Code of Business Conduct and Ethics. Furthermore, I understand that this policy can be amended at any time.

Employee Signature                                                                                          Date:

Print Name

Please sign and return this acknowledgement to Human Resources.

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